UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 23, 2019

AMKOR TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29472	23-1722724
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2045 EAST INNOVATION CIRCLE

TEMPE, AZ 85284

(Address of principal executive offices, including zip code)

(480) 821-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	AMKR	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

The information provided in Item 2.03 below is hereby incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 23, 2019, J-Devices Corporation (“J-Devices”), a Japan corporation and an indirect, wholly-owned subsidiary of Amkor Technology, Inc. (the “Company”), entered into a ¥28.5 billion (approximately US$261 million) syndicated term loan agreement (the “Japan Term Loan”) with Sumitomo Mitsui Banking Corporation, as agent and lender, and the other financial institutions party thereto, as lenders. On the same date, the Company and Amkor Technology Singapore Holding Pte. Ltd, a Singapore subsidiary of the Company (“ATSH”), each executed a Guaranty in favor of the lenders which guarantees, on an unsecured basis, J-Devices’ performance under the Japan Term Loan. The proceeds of the Japan Term Loan may be used for the repayment of certain indebtedness.

The Japan Term Loan bears interest at approximately 1.35% per annum. Principal is due in 20 equal, quarterly installments plus accrued interest, through the maturity date of December 26, 2024. The Japan Term Loan may be prepaid without penalty, subject to breakage costs.

The Japan Term Loan is secured by mortgages on real estate of J-Devices.

The following constitute events that could, subject to certain conditions, cause the acceleration of the obligations under the Japan Term Loan: (a) failure to pay when due an installment of principal or interest or other breach by J-Devices of the Japan Term Loan; (b) a default with respect to other indebtedness of J-Devices; (c) certain events of bankruptcy, insolvency, liquidation, foreclosure, business cessation or the like relating to J-Devices, the Company or ATSH; (d) the Company ceases to own directly or indirectly at least 51% of the voting rights of J-Devices and ATSH; (e) the security rights granted pursuant to the real estate mortgages entered into in connection with the Japan Term Loan become, or are likely to become, invalid or void; (f) the business or condition of assets of J-Devices materially deteriorates, or is reasonably determined to be likely to materially deteriorate, and it is objectively considered that an event has occurred which makes it necessary for the lenders to take some measures to preserve their claims; or (g) if the consolidated stockholders’ equity of J-Devices is less than a specified amount as of the last day of any fiscal year.

The foregoing summary of the Japan Term Loan and related guaranties is not complete and is qualified in its entirety by the full text of such agreements, copies of English translations of which are included with this report as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Syndicated Loan Agreement among J-Devices Corporation, Sumitomo Mitsui Banking Corporation and other financial institutions, dated as of December 23, 2019 (English translation)

10.2	Guaranty by Amkor Technology, Inc. in favor of Sumitomo Mitsui Banking Corporation and other financial institutions, dated as of December 23, 2019 (English translation)

10.3	Deed of Guaranty by Amkor Technology Singapore Holding Pte. Ltd. in favor of Sumitomo Mitsui Banking Corporation and other financial institutions, dated as of December 23, 2019 (English translation)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMKOR TECHNOLOGY, INC.

By:	/s/ Mark N. Rogers
Mark N. Rogers
Executive Vice President, General Counsel and Corporate Secretary

Date: December 26, 2019